EXHIBIT 12.5

PENNSYLVANIA POWER COMPANY

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$22,847	$41,041	$47,717	$37,833	$59,076
Interest before reduction for amounts capitalized	20,437	18,172	16,674	15,526	9,731
Provision for income taxes	26,121	39,921	43,044	35,959	49,752
Interest element of rentals charged to income (a)	2,791	1,316	326	167	285
Earnings as defined	$72,196	$100,450	$107,761	$89,485	$118,844

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest on long-term debt	$18,651	$16,971	$15,521	$14,228	$8,250
Interest on nuclear fuel obligations	364	141	8	--	--
Other interest expense	1,422	1,060	1,145	1,298	1,481
Interest element of rentals charged to income (a)	2,791	1,316	326	167	285
Fixed charges as defined	$23,228	$19,488	$17,000	$15,693	$10,016

RATIO OF EARNINGS TO FIXED CHARGES	3.11	5.15	6.34	5.70	11.87

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(a)    Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

EXHIBIT 12.5

PENNSYLVANIA POWER COMPANY

RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED
STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$22,847	$41,041	$47,717	$37,833	$59,076
Interest before reduction for amounts capitalized	20,437	18,172	16,674	15,526	9,731
Provision for income taxes	26,121	39,921	43,044	35,959	49,752
Interest element of rentals charged to income (a)	2,791	1,316	326	167	285
Earnings as defined	$72,196	$100,450	$107,761	$89,485	$118,844

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS):
Interest on long-term debt	$18,651	$16,971	$15,521	$14,228	$8,250
Interest on nuclear fuel obligations	364	141	8	--	--
Other interest expense	1,422	1,060	1,145	1,298	1,481
Preferred stock dividend requirements	3,704	3,703	3,699	3,731	2,560
Adjustment to preferred stock dividends to state on a pre-income tax basis	4,018	3,534	3,274	3,469	2,097
Interest element of rentals charged to income (a)	2,791	1,316	326	167	285
Fixed charges as defined plus preferred stock dividend requirements (pre-income tax basis)	$30,950	$26,725	$23,973	$22,893	$14,673

RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)	2.33	3.76	4.50	3,91	8.10

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(a)    Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.